Exhibit 10.59

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into this 31st day of October, 2003, by and among REMINGTON ARMS COMPANY, INC., a Delaware corporation (“Remington”); RA FACTORS, INC., a Delaware corporation (“Factors”; together with Remington, the ”Borrowers” and individually a “Borrower”); WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association with an office at 191 Peachtree Street, Atlanta, Georgia 30303, in its capacity as administrative and collateral agent (together with its successors on such capacity, “Agent”) for various financial institutions (“Lenders”), and Lenders.

Recitals:

Agent, Lenders and Borrowers are parties to a certain Credit Agreement dated January 24, 2003; and as amended in the First Amendment to Credit Agreement dated June 30, 2003 (as at any time amended, the “Credit Agreement”) pursuant to which Lenders have made certain revolving credit loans to Borrowers.

The parties desire to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

2. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a) by deleting the definition of “Applicable Margin” in Section 1.1 of the Credit Agreement its entirety and by substituting in lieu thereof the following:

Applicable Margin – a percentage equal to 2.50% for Revolver Loans which are Euro-Dollar Loans and 1.25% for Revolver Loans which are Base Rate Loans; provided that, commencing on the first Pricing Adjustment Date by reference to the immediately preceding Pricing Determination Date and on each Pricing Adjustment Date thereafter, the Applicable Margin shall be increased or decreased, based upon the Average Consolidated Funded Debt to EBITDA Ratio as of such Pricing Determination Date, as set forth in the applicable table below (but decreased only if on the relevant Pricing Determination Date no Default or Event of Default exists):

If the Pricing Determination Date occurs during the Availability Test Period, then the Applicable Margin shall be determined in accordance with the following table:

Average Consolidated Funded Debt to EBITDA Ratio	Applicable Margin for Euro-Dollar Loans	Applicable Margin for Base Rate Loans
Greater than 4.75 to 1.00	3.00%	1.50%

Greater than or equal to 4.25 to 1.00 and less than 4.75 to 1.00	2.75%	1.25%

Greater than or equal to 3.75 to 1.00 and less than 4.25 to 1.00	2.50%	1.00%

Greater than or equal to 3.25 to 1.00 and less than 3.75 to 1.00	2.25%	0.75%

Greater than or equal to 2.75 to 1.00 and less than 3.25 to 1.00	2.00%	0.50%

Less than 2.75 to 1.00	1.75%	0.25%

If the Pricing Determination Date occurs other than during the Availability Test Period, then the Applicable Margin shall be determined in accordance with the following table:

Average Consolidated Funded Debt to EBITDA Ratio	Applicable Margin for Euro-Dollar Loans	Applicable Margin for Base Rate Loans
Greater than or equal to 5.75 to 1.00	3.50%	1.50%

Greater than or equal to 5.25 to 1.00 and less than 5.75 to 1.00	3.25%	1.50%

Greater than or equal to 4.75 to 1.00 and less than 5.25 to 1.00	3.00%	1.50%

Greater than or equal to 4.25 to 1.00 and less than 4.75 to 1.00	2.75%	1.25%

Greater than or equal to 3.75 to 1.00 and less than 4.25 to 1.00	2.50%	1.00%

Greater than or equal to 3.25 to 1.00 and less than 3.75 to 1.00	2.25%	0.75%

Greater than or equal to 2.75 to 1.00 and less than 3.25 to 1.00	2.00%	0.50%

Less than 2.75 to 1.00	1.75%	0.25%

Except as set forth in the last sentence hereof, any such increase or reduction in the Applicable Margin shall be effective on the first day of the Fiscal Quarter following Agent’s receipt of the applicable financial statements and corresponding Compliance Certificate (each a “Pricing Adjustment Date”). If the financial statements and the Compliance Certificate of Borrowers setting forth the Average Consolidated Funded Debt to EBITDA Ratio are not received by Agent by the date required pursuant to Section 10.1.3 of this Agreement, the Applicable Margin shall be determined as if the Average Consolidated Funded Debt to EBITDA Ratio exceeds (i) 4.75 to 1.00 (if the applicable Pricing Determination Date occurs during the Availability Test Period) or (ii) 5.75 to 1.00 (if the applicable Pricing Determination Date occurs other than during the Availability Test Period), in each case until such time as such financial statements and Compliance Certificate are received and any Event of Default resulting from a failure to timely deliver such financial statements or Compliance Certificate is waived in writing by Agent and Lenders in their sole discretion; provided, however, that nothing herein shall be deemed to prevent Agent and Lenders from charging interest at the Default Rate for so long as an Event of Default exists. For the final Fiscal Quarter of any Fiscal Year of Borrowers, Borrowers may provide the unaudited financial statements of Borrowers, subject only to absence of footnotes and year-end adjustments, for the purpose of determining the Applicable Margin, but if, upon delivery of the annual audited financial statements required to be submitted by Borrowers to Agent pursuant to Section 10.1.3(i) of this Agreement, Borrowers have not met the criteria for reduction of the Applicable Margin pursuant to the terms hereinabove for the final Fiscal Quarter of the Fiscal Year of Borrowers then ended, then (a) such Applicable Margin reduction shall be terminated and, effective on the first day of the month following receipt by Agent of such audited financial statements, the Applicable Margin shall be the Applicable Margin that would have been in effect if such reduction had not been implemented based upon the unaudited financial statements of Borrowers for the final Fiscal Quarter of the Fiscal Year of Borrowers then ended, and (b) Borrowers shall pay to Agent, for the benefit of the Lenders, on the first day of the month following receipt by Agent of such audited financial statements, an amount equal to the difference between the amount of interest that would have been paid on the principal amount of the Obligations using the Applicable Margin determined based upon such audited financial statements and the amount of interest actually paid during the period in which the reduction of the Applicable Margin was in effect based upon the unaudited financial statements for the final Fiscal Quarter of the Fiscal Year of Borrowers then ended.

(b) by deleting the definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement its entirety and by substituting in lieu thereof the following:

Consolidated EBITDA – of any Person, for any period, the Consolidated Net Income of such Person for such period adjusted (i) to exclude the following items of income or expense to the extent that such items are included in the calculation of such Consolidated Net Income: (a) Consolidated Interest Expense, (b) any non-cash expenses and charges, (c) total income tax expense, (d) depreciation expense, (e) the expense associated with amortization of intangible and other assets, (f) non-cash provisions for reserves for discontinued operations, (g) any extraordinary, unusual or non-recurring gains or losses or charges or credits (without limiting the foregoing, Borrowers may not increase Consolidated EBITDA for plant closure expenses resulting from management’s election to temporarily close one or more plants), (h) any gain or loss associated with the sale or write-down of assets, (i) any gain or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to a Borrower or any Subsidiary by the entity accounted for by the equity method of accounting) and (j) amounts paid as permitted dividends that are treated as compensation expense, and (ii) to include the amount of any cash expenditures for charges previously added back to the calculation of Consolidated Net Income in prior periods.

(c) by inserting the following new defined terms in Section 1.1 of the Credit Agreement in the proper alphabetical sequence:

Availability Test Period – the period commencing on October 31, 2003, and ending on the Availability Test Period Termination Date.

Availability Test Period Termination Date – as defined in Section 10.3.4.

Minimum Availability Condition – as defined in Section 10.3.1.

Most Recent Covenant Test Period – The period of 4 consecutive Fiscal Quarters ended on the last day of the Fiscal Quarter for which Agent has most recently received from Borrowers the financial statements and the Compliance Certificate required pursuant to Section 10.1.3(ii) of this Agreement.

Seasonal Testing Period – as defined in Section 10.3.1.

(d) by deleting Section 4.1.1(i) of the Credit Agreement in its entirety and by substituting in lieu thereof the following:

4.1.1. Notice of Borrowing.

(i) Whenever a Borrower desires to make a Borrowing under Section 2.1 of this Agreement (other than a Borrowing resulting from a conversion or continuation pursuant to Section 3.1.2), Remington shall give Agent prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing request (a “Notice of Borrowing”), which shall be in the form of Exhibit D annexed hereto and signed by an authorized officer of Remington. Such Notice of Borrowing shall be given by Remington no later than 12:00 noon at the office of Agent designated by Agent from time to time (a) on the Domestic Business Day of the requested funding date of such Borrowing, in the case of Base Rate Loans, and (b) at least 3 Euro-Dollar Business Days prior to the requested funding date of such Borrowing, in the case of Euro-Dollar Loans. Notices received after 12:00 noon shall be deemed received on the next Domestic Business Day. The Revolver Loans made by each Lender on the Closing Date shall be made as Base Rate Loans and thereafter may be made or continued as or converted into Base Rate Loans or Euro-Dollar Loans. Each Revolver Loan (other than Settlement Loans) requested by Borrowers after the Closing Date shall be for an amount of $100,000 or integral multiples of $100,000 in excess of that amount, except for Revolver Loans deemed requested pursuant to clause (ii) of this Section 4.1.1. Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (a) the principal amount of the Borrowing, (b) the date of Borrowing (which shall be a Domestic Business Day), (c) whether the Borrowing is to consist of Base Rate Loans or Euro-Dollar Loans, (d) in the case of Euro-Dollar Loans, the duration of the Interest Period to be applicable thereto, and (e) the account of Borrowers to which the proceeds of such Borrowing are to be disbursed. Borrowers may not request any Euro-Dollar Loans if a Default or Event of Default exists.

(e) by deleting Section 8.2.5(ii) of the Credit Agreement in its entirety and by substituting in lieu thereof the following:

(ii) If at any time a Cash Management Event (as defined below) occurs, each Borrower and each relevant Guarantor shall promptly open a lockbox with Agent (or at the option of Agent, Agent shall be given exclusive control of the existing lockbox or lockboxes) (in either case, a “Lockbox”), and Agent shall notify Wachovia and all other Approved Depositories to remit balances in Deposit Accounts maintained by them to Agent. Agent agrees not to exercise its exclusive control over any such Deposit Accounts except after and during the continuance of a Cash Management Event. Agent also agrees, upon Borrowers’ written request, to notify Wachovia and all other Approved Depositories to remit balances in Deposit Accounts maintained by them to Borrowers after the occurrence of a Cash Management Reinstatement Event (as defined below), unless a subsequent Cash Management Event shall occur, whereupon Agent shall notify Wachovia and all other Approved Depositories to remit balances in Deposit Accounts maintained by them to Agent. Agent shall remove from all Lockboxes, and shall deposit to a Collateral Reserve Account promptly after receipt, all cash and Payment Items received from Account Debtors and all amounts received from Approved Depositories and, subject to clause (iii) below, Agent shall apply the proceeds thereof against the Obligations in accordance with the terms of this Agreement, with remaining collected amounts in each Collateral Reserve Account to be transferred by Agent to the operating account of a Borrower, provided that Net Deposition Proceeds shall be held subject to the provisions of Section 5.4. As used herein, the term “Cash Management Event” shall mean the occurrence or existence of any of the following events or conditions: (x) Availability on any date during the Availability Test Period shall be less than $35,000,000 or on any other date shall be less than $12,500,000 (in either case whether or not Availability shall thereafter equal or exceed such amount); (y) there shall occur any event or condition that has had or could reasonably be expected to have a Material Adverse Effect, as determined in the reasonable judgment of Agent or the Required Lenders; or (z) an Event of Default shall exist and Agent or the Required Lenders shall have, in its or their sole discretion, elected to enforce, collect and receive all amounts owing with respect to the Accounts and/or other Collateral. As used herein, the term “Cash Management Reinstatement Event” shall mean the occurrence or existence of the following events or conditions after a Cash Management Event has occurred: (i) Availability shall have been not less than (A) $35,000,000 for a period of 120 consecutive days during the Availability Test Period after the occurrence of a Cash Management Event, or (B) $17,500,000 for a period of 90 consecutive days at any other time after the occurrence of a Cash Management Event, and (ii) during such 120-day or 90-day period, as the case may be, no event or condition shall exist which would constitute a Cash Management Event.

(f) by deleting Section 8.4.4 of the Credit Agreement in its entirety and by substituting in lieu thereof the following:

8.4.4. Appraisals. Agent reserves the right, exercisable from time to time hereafter in Agent’s credit judgment, to require each Borrower and each Guarantor to obtain, and each Borrower and each Guarantor shall promptly obtain, at each Borrower’s expense, appraisals or updates to existing appraisals being obtained in connection with the execution and delivery of this Agreement, reflecting then current values of the Equipment or Inventory; provided, however, that unless a Default or Event of Default exists, not more than one such appraisal annually shall be conducted at Borrowers’ expense. Nothing herein shall be construed to prohibit Agent from obtaining any such appraisal, either directly or through any Agent Professional, and charging the cost of any such appraisal to Borrowers, subject to the limitations hereinabove set forth.

(g) by inserting the following new sentence at the end of Section 8.5 of the Credit Agreement:

Notwithstanding the foregoing, during the Availability Test Period, Borrowers shall deliver a Weekly Borrowing Base Certificate on or before the third Domestic Business Day of each week, in which the Borrowing Base shall be calculated as of the last day of the immediately preceding week.

(h) by deleting Section 10.2.7 of the Credit Agreement in its entirety and by substituting in lieu thereof the following:

10.2.7. Restricted Payments. Declare or make any Restricted Payments except for (a) Upstream Payments; (b) the Special Distribution, to the extent funded solely from proceeds of the New Senior Notes and provided that Agent has first received a Solvency Certificate certifying that each Borrower and each Guarantor is Solvent at the time of such Special Distribution and after giving effect thereto; and (c) the reasonable operating expenses of Holding that arise in the Ordinary Course of Business and the tax obligations of Holding (including franchise taxes) to the extent related to (A) Borrowers’ operations and not paid directly by a Borrower as part of the payment of the consolidated tax obligations of Borrowers, Holding and their Affiliates, or (B) Restricted Payments received by Holding, provided that the aggregate amount of cash Distributions made under this clause (c) does not exceed $100,000 in any Fiscal Year. In addition, Remington and its Subsidiaries may (x) during the Availability Test Period make cash Distributions to Holding in an amount sufficient for Holding to pay the accrued and unpaid interest on the $20,000,000 Senior Note A Due 2011 and the $12,891,480.11 Senior Note B Due 2012, each dated February 12, 2003, and each made by Holding payable to C&D Fund IV, in accordance with their terms in effect on the date of issuance thereof, provided,that at the time of such Restricted Payment, and after giving effect thereto, both the Minimum Availability Condition and each of the conditions to the making of cash Distributions to Holding described in sub-clauses (i) through (vi), inclusive, of clause (y) of this Section 10.2.7 is satisfied; and (y) at any time other than during the Availability Test Period, make cash Distributions to Holding and repurchases or redemptions of New Senior Notes, provided that, in each case, at the time of such Restricted Payment, and after giving effect thereto, each of the following conditions is satisfied: (i) no Default or Event of Default exists at the time of or after giving effect to any such Restricted Payment and, after giving effect to the Restricted Payment, no Event of Default under Section 10.3 is projected to occur as shown in the then current Projections; (ii) Borrowers give to Agent not less than 10 Business Days prior written notice of Remington’s intent to make any such Restricted Payment, the amount thereof and the proposed date of the Restricted

Payment (which shall in any event not be more than 30 days after the date on which such notice is given to Agent); (iii) after giving effect to such Restricted Payment, Borrowers will have total Availability of not less than $15,000,000 and calculated from Borrowers’ then current projections, Borrowers will have total Availability of not less than $15,000,000 at any time during the 12-month period immediately following the month in which such Restricted Payment is to be paid; (iv) the Restricted Payment is not violative of any Applicable Law relating to Restricted Payments generally; (v) if the aggregate amount of all cash Restricted Payments paid during the 12-month period prior to the date of payment of the proposed Restricted Payment when added to the proposed Restricted Payment exceeds $10,000,000, Borrowers provide Agent with a Solvency Certificate certifying that each Obligor is Solvent and will remain Solvent after payment of the proposed Restricted Payment; and (vi) the amount of the Restricted Payment, when added to the aggregate amount of all other Restricted Payments after October 1, 2002, does not exceed the sum of (A) 50% of the aggregate amount of Consolidated Net Income of Borrowers accrued on a cumulative basis during the period commencing October 1, 2002, and ending on the last day of the Fiscal Quarter ending immediately prior to the date of the Restricted Payment for which Agent has received the financial statements required pursuant to Section 10.1.3(ii), plus (B) $5,000,000.

(i) by deleting Section 10.2.13 of the Credit Agreement in its entirety and by substituting in lieu thereof the following:

10.2.13. Acquisitions. Make any Acquisition other than a Permitted Acquisition. As used herein, the term “Acquisition” shall mean any transaction, or any series of transactions, by which a Borrower or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business unit or all or substantially all of the assets of any Person, whether through the purchase of assets, merger or otherwise, (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors or (c) acquires control of 50% or more ownership interest in any partnership or joint venture. As used herein, the term “Permitted Acquisition” shall mean any Acquisition by Remington or any of its Subsidiaries (other than Factors or Brands) in which each of the following conditions is satisfied: (1) the business of the Person that is the subject of the Acquisition is related or substantially similar to the business of Remington and its Subsidiaries on the date hereof; (2) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrowers shall have Projected Availability of not less than $15,000,000 and each Borrower shall be Solvent; (3) the aggregate consideration (other than common stock and warrants or options to acquire common stock) paid by Borrowers and/or any of their Subsidiaries (including the assumption of any Debt) in connection with all such acquisitions from and after the Closing Date does not exceed $7,500,000; (4) in the case of an Acquisition of all or substantially all of the assets of a Person, there will be no Liens on any of such assets after the Acquisition other than Permitted Liens; (5) at least 5 Domestic Business Days before the Acquisition, Borrowers shall have delivered to Agent (i) a Compliance Certificate for the period of 4 full Fiscal Quarters immediately preceding such Acquisition (prepared in good faith and in a manner and using such methodology that is consistent with the most recent financial statements delivered to Agent pursuant to this Agreement) giving pro forma effect to the consummation of such Acquisition and evidencing compliance with the covenants contained in Section 10.3 hereof, and (ii) a certificate from the chief financial officer of Borrowers and related projections which demonstrate to the satisfaction of Agent that Borrowers shall remain in pro-forma compliance with all financial covenants set forth in Section 10.3 of this Agreement and shall satisfy the Minimum Availability Condition after giving pro forma effect to the consummation of such Acquisition; (6) Agent shall have received copies of (i) the definitive documents, (ii) lien search reports, title insurance commitments and environmental assessments, if any, obtained by or provided to Borrowers, (iii) historical financial statements of the Person to be acquired, including the audited financial statements for such Person’s most recently completed fiscal year, certified by its independent certified public accountants, if any, and (iv) all other financial information, and such other documents and information of the Person to be acquired, including related due diligence documents, as Agent may reasonably request; (7) Agent contemporaneously with the closing of such Acquisition shall have received (i) such documents and instruments as may be necessary to grant or confirm to Agent a first priority perfected Lien on and security interest in all of the assets so acquired, and (ii) if a Person is acquired and not merged into a Borrower and such Person becomes a Subsidiary other than a Foreign Subsidiary, a guaranty of the Obligations and a security agreement (together with applicable UCC-1 financing statements) executed by such Person, together with such other collateral documents and opinions of counsel relating to the validity, legality and enforceability of the legal documentation described in clauses (i) and (ii) of this subsection and the creation of a perfected Lien on such assets or Equity Interests as may be reasonably requested by Agent; and (8) if so requested by Agent (and Agent shall make such request at the direction of the Required Lenders), in the case of any Acquisition of Equity Interests, such Equity Interests shall promptly be pledged to Agent as security for the payment of the Obligations pursuant to documentation acceptable to Agent; provided, however, only sixty-five percent (65%) of the Equity Interests of any Foreign Subsidiary shall be so pledged. If such assets consist of Inventory acquired by Remington or Accounts acquired by a Borrower that are to be included in the Borrowing Base simultaneously with the consummation of the Permitted Acquisition, Agent’s examiners shall have completed a field exam and audit of the Person to be acquired, in scope and with results reasonably acceptable to Agent, or if such field exam and audit are not conducted prior to the consummation of such Permitted Acquisition, then any Accounts or Inventory of such Person to be acquired shall not be included in the Borrowing Base and shall be ineligible for borrowing purposes until such exam and audit are conducted in scope and with results reasonably acceptable to Agent.

(j) by deleting Section 10.3.1 of the Credit Agreement in its entirety and by substituting the following in lieu thereof:

10.3.1. Consolidated Fixed Charge Coverage Ratio. At any time that the Minimum Availability Condition is not satisfied, have maintained a Consolidated Fixed Charge Coverage Ratio for the Most Recent Covenant Test Period of not less than 1.1 to 1.0. As used herein, “Minimum Availability Condition” shall mean, on any date of determination, Availability of not less than $35,000,000, provided that (a) Availability may be less than $35,000,000 but not less than $25,000,000 at any time during a single period of not more than 60 consecutive days during each Seasonal Testing Period, and (b) other than during the Seasonal Testing Period, Availability may be less than $35,000,000 but not less than $30,000,000 for any period of not more than five (5) consecutive Domestic Business Days no more frequently than once in each Fiscal Quarter. As used herein, “Seasonal Testing Period” shall mean the period commencing on June 1 and ending on September 30 in each year. Upon the occurrence of the Availability Test Period Termination Date, Borrowers’ compliance with this financial covenant shall be determined as set forth in Section 10.3.4.

(k) by deleting Section 10.3.2 of the Credit Agreement in its entirety and by substituting the following in lieu thereof:

10.3.2. Average Consolidated Net Funded Debt to EBITDA Ratio. At any time that the Minimum Availability Condition is not satisfied, have maintained an Average Consolidated Net Funded Debt to EBITDA Ratio for the Most Recent Covenant Test Period of no more than 6.0 to 1.0. Upon the occurrence of the Availability Test Period Termination Date, Borrowers’ compliance with this financial covenant shall be determined as set forth in Section 10.3.4.

(l) by inserting the following new Sections 10.3.3 and 10.3.4 in the Credit Agreement following Section 10.3.2:

10.3.3. Minimum Consolidated EBITDA. During the Availability Test Period, maintain a Consolidated EBITDA of not less than the amount set forth below as of the last day of each Fiscal Quarter for the four (4) consecutive Fiscal Quarters ending on the date set forth opposite such amount:

Four (4) Fiscal Quarters Ending	Minimum Amount
December 31, 2003	$34,800,000
March 31, 2004	$31,900,000
June 30, 2004	$30,200,000
September 30, 2004	$30,300,000
December 31, 2004	$38,300,000
March 31, 2005	$41,000,000
June 30, 2005	$41,000,000
September 30, 2005	$43,000,000
December 31, 2005	$45,000,000

10.3.4. Termination of Availability Test Period; Compliance with Financial Covenants Thereafter. The Availability Test Period shall terminate on the sooner to occur of (i) the date on which written notice is received by Agent from Borrowers, in which notice Borrowers state their election to terminate the Availability Test Period, or (ii) March 30, 2006 (the “Availability Test Period Termination Date”). After the occurrence of the Availability Test Period Termination Date, Borrowers’ compliance with the financial covenants set forth in Sections 10.3.1 and 10.3.2 shall be determined as follows:

(A) for the Most Recent Covenant Test Period prior to the Availability Test Period Termination Date, Borrowers shall have maintained a Consolidated Fixed Charge Coverage Ratio of at least 1.1 to 1.0, and an Average Consolidated Net Funded Debt to EBITDA Ratio of no more than 6.0 to 1.0.; and

(B) on and at all times after the Availability Test Period Termination Date, Borrowers shall maintain (I) a Consolidated Fixed Charge Coverage Ratio for the 4 consecutive Fiscal Quarters ending on the last day of each Fiscal Quarter of at least 1.1 to 1.0. and (II) an Average Consolidated Net Funded Debt to EBITDA Ratio of no more than 6.0 to 1.0.

3. Limited Waiver of Default. If at any time prior to December 31, 2003, the Minimum Availability Condition is not satisfied, Lenders hereby waive any Event of Default that may occur or exist as a result of the Borrowers’ Average Consolidated Net Funded Debt to EBITDA Ratio as of September 30, 2003 having been more than 6.0 to 1.0, but only so long as the Average Consolidated Net Funded Debt to EBITDA Ratio as of September 30, 2003, did not exceed 7.0 to 1.0. The foregoing waiver is limited to its express terms and shall not be deemed to be a waiver of any other Event of Default or Default which may have existed on or prior to the date hereof or any Event of Default or Default which may hereafter arise under any provision of the Credit Agreement or any of the other Credit Documents. Further, the granting of this waiver shall not be construed as an agreement or understanding by the Lenders to grant any other waiver or other accommodation in the future with respect to any provision of the Credit Agreement or any of the other Credit Documents.

4. Consent to Merger of RBC into Remington. Borrowers have requested that Agent and Lenders consent to a merger, on or before December 31, 2003, of RBC Holding, Inc., a Delaware corporation (“RBC”), with and into Remington Arms Company, Inc., a Delaware corporation (“Remington”), with Remington as the surviving entity of such merger. Borrowers intend that such merger will be given effect as of January 1, 2003, for Borrowers’ tax purposes. Borrowers represent and warrant to Agent and Lenders that, after giving effect to such merger and the limited waiver of Event of Default included in this Amendment, Borrowers shall be in compliance with all of the terms of the Credit Agreement. In reliance upon the foregoing, and notwithstanding anything to the contrary contained in any of the Loan Documents, Agent and each Lender hereby grants its consent to the merger of RBC with and into Remington, subject to the receipt by Agent of documentation in form and substance reasonably satisfactory to Agent. In order to reflect such merger, from and after the date of the effectiveness of such merger, all references to RBC in the Loan Documents shall mean and be deemed references to Remington.

5. Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Credit Documents and all of such Borrower’s covenants, duties, indebtedness and liabilities under the Credit Documents.

6. Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that the Credit Agreement and the other Credit Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof, except as the enforceability thereof may be limited by laws relating to Insolvency Proceedings or other similar laws of general application affecting the enforcement of creditors’ rights generally or by general equitable principles; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by each Borrower); the Liens granted by each Borrower in favor of Agent are first priority Liens, subject only to those Permitted Liens which are expressly permitted by the terms of the Credit Documents to have priority over the Liens of Agent; and, as of the close of business on October 29, 2003, the unpaid principal amount of the Revolver Loans totaled $33,600,000, and the face amount of outstanding Letters of Credit totaled $3,376,000.

7. Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by each Borrower in the Credit Agreement are true and correct in all material respects on and as of the date hereof after giving effect to this Amendment (except where such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and correct in all material respects as of such earlier date).

8. Reference to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

9. Breach of Amendment. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

10. Amendment Fee; Expenses of Agent and Lenders. In consideration of Agent’s and Lenders’ willingness to enter into this Amendment and consent to the merger of RBC into Remington, Borrowers agree to pay to Agent, for the Pro Rata benefit of Lenders, an amendment fee in the amount of $212,500 in immediately available funds on the date hereof. Additionally, each Borrower agrees to pay, on demand, all reasonable costs and expenses incurred by Agent and Lenders in connection with the preparation, negotiation and execution of this Amendment and any other Credit Documents executed pursuant hereto, including, without limitation, the reasonable costs and fees of Agent’s and Lenders’ legal counsel.

11. Effectiveness; Governing Law. This Amendment shall be effective upon execution and delivery by Borrowers and acceptance by Agent and the Required Lenders (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law).

12. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13. No Novation, etc.. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Credit Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

14. Counterparts; Telecopied Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

15. Further Assurances. Each Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

16. Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

17. Release of Claims. To induce Agent and Lenders to enter into this Amendment, Borrower hereby releases, acquits and forever discharges Agent and Lenders, and all officers, directors, agents, employees, successors and assigns of Agent and Lenders, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, that are known to either Borrower as of the date of this Amendment, or that either Borrower should have reasonably known, arising under or in connection with any of the Credit Documents. Each Borrower represents and warrants to Lender that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Agent or any Lender.

[Signatures appear on following pages]

18. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

REMINGTON ARMS COMPANY, INC. (“Borrower”)

By:	/s/ Mark A. Little

Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

RA FACTORS, INC. (“Borrower”)

By:	/s/ Mark A. Little

Title:	President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Brian O’Fallon

Title:	Director

[Signatures continued on next page]

FLEET CAPITAL CORPORATION, as Lender

By:	/s/ Kristina T. Lee

Title:	Vice President

NATIONAL CITY COMMERCIAL FINANCE, INC., as Lender

By:	/s/ William E. Welsh, Jr.

Title:	Officer

HSBC BANK USA, as Lender

By:	/s/ Stephen J. Gorczynski

Title:	First Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY, as Lender

By:	/s/ Timothy P. McDevitt

Title:	Vice President

CONSENT AND REAFFIRMATION

Each of the undersigned guarantors of the Obligations of Borrowers at any time owing to Agent and Lenders hereby (i) acknowledges receipt of a copy of the foregoing Second Amendment to Credit Agreement; (ii) consents to each Borrower’s execution and delivery thereof; and (iii) affirms that nothing contained therein shall modify in any respect whatsoever its respective guaranty of the Obligations and reaffirms that such guaranty is and shall remain in full force and effect.

IN WITNESS WHEREOF, each of the undersigned has executed this Consent and Reaffirmation as of the date of such Second Amendment to Credit Agreement.

RBC HOLDING, INC.

By:	/s/ Mark A. Little

Title:	Vice President

RA BRANDS, L.L.C.

By:	/s/ Mark A. Little

Title:	Vice President